Exhibit 10.4

JOINT SCHOOL-RUNNING AGREEMENT

Party A: Education Bureau of Lushan County, Ya’an City, Sichuan Province

Party B: Changsha Huanqiu Vocational Secondary School

For the purposes of further fulfilling the Decision Concerning Further Implementation of Reform and Development of Vocational Education promulgated by the State Council, further strengthening one-to-one aiding and assistance of vocational education, accelerating the development of county economy, strengthening and magnifying the brand of vocational education, after sufficient consultations, Party A (Education Bureau of Lushan County) and Party B (Changsha Huanqiu Vocational Education Group) make and enter into this agreement concerning establishment of Lushan Vocational High School, as follows:

I Objective of school running cooperation: to strengthen the management of school, to increase students’ professional skills, to properly settle the problem of employment of graduates, to enlarge the scale of the school and to make the school to become a place where parents are satisfied, students become talents and the government feels assured.

II Management Method of School: the principal shall be appointed by Party B and be responsible for the whole work of the school, assuming by law the duties as the principal.

III Type of School Running Cooperation: sponsored by the government and funded by private capital.

IV Term of Cooperation: 15 years, from May 18th 2006 to July 30th 2021. When the term expires, Party A and Party B shall liquidate the school and finish the handing-over of the school, and then their rights and obligations shall terminate.

V Duties to be fulfilled and Rights to be enjoyed by Party A and Party B

1.	Land use right and attachments are owned by Party A; after Party A and Party B jointly establish the school, newly-built education and teaching rooms, equipments and facilities shall become owned by Party A after the term expires. Party B shall hand over the schoolhouses, equipments and facilities save and sound, to Party A after the term expires.

2.	Party A’s Duties and Rights

2.1	The wage of Party A’s teachers and staff members continuing to be employed by Party B shall be paid by Party A on a monthly basis. If Lushan’s public teachers haven’t gone through the formalities of the State’s insurance, then such insurance will not be provided; if such insurance is required, then Party A shall take the responsibility.

2.2	As to Party A’s regular enlisted staff members dismissed by Party B by reason of the work, Party A shall be responsible for their proper arrangement and the operations of the school shall not be affected due to such dismissal.

2.3	As Party B enlarges the scale of the school, Party A shall be responsible for free allocation of the land the going through the formalities of land use right. Newly-built and enlarged houses will be equally treated pursuant to the government’s policy concerning public education investment and construction projects, and Party A shall coordinate and settle the disputes in the course of the construction.

2.4	During the operations of the school, Party B will enjoy the policies concerning preferential tax and exemption equivalent to public schools.

2.5	Positively optimize the environment of school (including the requirement that net-cafes, KTV, poolrooms shall not be established within 200 meters from the school and the requirement that vendors shall not set their stands, etc.)

2.6	Party B shall enjoy the right to independently operate the school granted by the State, to implement various vocational education policies of the State, and assume corresponding legal responsibilities.

2.7	Party B warrants that the welfare of Party A’s teaching staff members continuing to be employed isn’t lower than the average welfare level of Party A’s teaching staff members of former Lushan Middle School, and warrants the legal rights and benefits of teaching staff members. With expansion of the scale of the school, the welfare and treatment of teaching staff members shall also gradually increase in a direct proportion.

2.8	Party B shall be responsible for recommending qualified students to be employed and warrant the employment rate reaches 95% with two-year track management.

2.8	Party B shall be responsible for the creditor’s rights and debts accrued during the cooperation.

2.9	Party B shall be responsible for the safety of the school during the cooperation and strengthen the management of the students and safety education, preventing injury accidents suffered by the students. If any injury accidents for which the school shall be responsible take place, Party B shall assume 99% of the responsibility, and Party A assume 1%.

2.10	Party B will continue to fulfill the duties of current vocational education training center and shall do well the training of immigrant workers, re-employment and other government-required training as required by Party A, and these trainings shall be charged based on the costs and accept party A’s instruction.

2.11	During the cooperation, Party B invests a total sum of more than RMB 10 million for decoration of schoolhouses and acquisition of corresponding equipments and facilities. When the school’s hardware facilities and scale of school reach the conditions of the Province’s key vocational high school, the school shall be upgraded.

VI Scale of School

The school plans to newly recruit vocational school students of 500 annually since 2007. The number of students studying in the school shall be 1200 to 1500 within the incoming three years.

VII Charge Standard

The charge standard will be determined by Party B pursuant to relevant policies, school costs, and combing with actual income status of local residents, and will be reported to price authorizes for review and approval.

VIII Liability for Breach of Contract

In case Party A and Party B breach the terms of and conditions of this Agreement, the defaulting party shall pay RMB 300 thousand to the other party as the penalty for breach of contract.

IX Settlement of Disputes

Any dispute arising from the implementation of this Agreement, Party A and Party B shall settle it through friendly consultations. In case such consultations fail, the People’s Court at Party A’s location will govern the dispute.

X Supplemental Rules

4.	Appendix of this Agreement: Filling wage schedule of Lushan County, relevant insurance schedules stipulated by the State, current welfare conditions, total schedule of school assets, muster rolls of teaching staff members, school operations certificates, Legal Representative qualifications certificates are all the integral parts of this Agreement and have equal legal effects of this Agreement.

5.	This Agreement will become effective after Party A and Party B set their hands and seal.

6.	There exist ten copies of this Agreement and each Party shall retain one copy, the rest copies shall be filed with relevant authorities. Matters not covered shall be subject to the supplementary agreements signed by Party A and Party B separately.

Party A: Education Bureau of Lushan County (Stamp)

Legal Representative: Guolin Zhu   (Signature)

Party B: Changsha Huanqiu Vocational Secondary School (Stamp)

Legal Representative: Guangwen He (Signature)